Exhibit 99

Release:	On receipt, July 27, 2021
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group® announces Second Quarter 2021 results

Company also announces increase to common stock dividend

Company Highlights

•	Second quarter 2021 net income attributable to Principal Financial Group®, Inc. (PFG) of $361.8 million, or $1.32 per diluted share.

•	Second quarter 2021 non-GAAP operating earnings[1] of $467.3 million, or $1.70 per diluted share.

•	Assets under management (AUM) of $990.4 billion.

•	Company declared third quarter 2021 common stock dividend of $0.63 per share; a 7 cent, or 13%, increase over third quarter 2020.

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for second quarter 2021.

•	Net income attributable to PFG for second quarter 2021 of $361.8 million, compared to $398.3 million for second quarter 2020. Net income per diluted share of $1.32 for second quarter 2021 compared to $1.45 in the prior year quarter.

•	Non-GAAP operating earnings for second quarter 2021 of $467.3 million, compared to $402.7 million for second quarter 2020. Non-GAAP operating earnings per diluted share of $1.70 for second quarter 2021 compared to $1.46 for second quarter 2020.

•	Quarterly common stock dividend of $0.63 per share for third quarter 2021 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.36 per share, a 6% increase compared to the prior year trailing twelve-month period. The dividend will be payable on Sept. 24, 2021, to shareholders of record as of Sept. 1, 2021.

“Second quarter results were strong, driven by continued execution of our long-term strategy and improving macroeconomic conditions across many of our businesses,” said Dan Houston, chairman, president, and CEO of Principal®. “We delivered $467 million of non-GAAP operating earnings in the second quarter, totaling $891 million year-to-date, which is 23% percent higher than the first half of 2020. Second quarter results were led by strong performance in our global asset management business, the successful integration of the retirement business from the Institutional Retirement and Trust acquisition, and encouraging fundamentals in many of our businesses as COVID-19 impacts continue to lessen.”

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

“During our 2021 investor day, we announced changes to our business portfolio and capital management strategy to drive future growth, reduce capital intensity, sharpen our strategic focus, and reinforce our commitment to returning more capital to shareholders as we continue to create long-term shareholder value," said Houston. “In the first half of the year, we’ve returned over $683 million to shareholders including $266 million of share repurchases in second quarter. Additionally, we announced a 2 cent, or 3%, increase in our third quarter common stock dividend over second quarter 2021. Between 2021 and 2022, excluding proceeds from any transactions, we anticipate deploying approximately $3 billion to shareholders.”

Other second quarter highlights

•	Retirement and Income Solutions (RIS) – Fee had recurring deposit growth of 33% over the second quarter of 2020, with more than half of the growth coming from the legacy block and the remainder from successfully completing the migration of the retirement assets of the Institutional Retirement and Trust (IRT) business.

•	Principal Global Investors (PGI) had record PGI managed AUM of $532.3 billion and record PGI sourced AUM of $263.1 billion. Pre-tax return on operating revenues less pass-through expenses[2] was 41.4% on a trailing twelve-month basis.

•	Specialty Benefits in-group growth metrics returned to a positive 0.4% on a trailing twelve-month basis.

•	Individual Life premium and fees growth reflects strong non-qualified COLI sales, which increased 61% from the prior year quarter.

•	Total company net cash flow of $2.1 billion.

•	Strong Morningstar investment performance[3] with 59% of Principal investment options above median on a one-year basis, 70% on a three-year basis, 74% on a five-year basis and 88% on a ten-year basis.

Continued strong financial position at the end of the second quarter

•	$2.5 billion of excess and available capital in our holding companies and other subsidiaries, which is available for corporate purposes.

o	Plan to grade excess capital at the holding company down to our $800 million target by the end of 2022 while maintaining a 20-25% leverage ratio.

•	Estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 421%; targeting a 400% RBC ratio by year-end 2021

•	Deployed $430.9 million of capital during the second quarter, including:

o	$165.2 million of common stock dividends with the $0.61 per share common dividend paid in the second quarter; and

o	$265.7 million to repurchase 4.2 million shares of common stock.

2 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

3 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q21	2Q20	% Change	2Q21	2Q20	% Change
Pre-tax operating earnings[4]	$119.8	$122.3	(2)%	$478.4	$405.8	18%
Net revenue[5]	$527.0	$464.9	13%	$2,075.3	$1,932.7	7%
Pre-tax return on net revenue[6]	22.7%	26.3%		23.1%	21.0%

•	Pre-tax operating earnings decreased $2.5 million as higher net revenue was more than offset by higher operating expenses, including integration costs associated with the IRT business.

•	Net revenue increased $62.1 million due to higher equity markets and growth in the business.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q21	2Q20	% Change	2Q21	2Q20	% Change
Pre-tax operating earnings	$160.4	$91.6	75%	$637.7	$390.4	63%
Net revenue	$209.9	$133.5	57%	$802.4	$570.7	41%
Pre-tax return on net revenue	76.4%	68.6%		79.5%	68.4%

•	Pre-tax operating earnings increased $68.8 million due to higher net revenue.

•	Net revenue increased $76.4 million primarily due to higher variable investment income and favorable COVID-19 related reserve gains.

4 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

5 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

6 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q21	2Q20	% Change	2Q21	2Q20	% Change
Pre-tax operating earnings	$184.4	$108.4	70%	$618.3	$487.1	27%
Operating revenues less pass-through expenses[7]	$414.1	$316.8	31%	$1,509.7	$1,381.3	9%
Pre-tax return on operating revenues less pass-through expenses	44.9%	34.7%		41.4%	35.7%
Total PGI assets under management (billions)	$532.3	$450.1	18%
PGI sourced assets under management (billions)	$263.1	$216.1	22%

•	Pre-tax operating earnings increased $76.0 million due to higher operating revenues less pass-through expenses.

•	Operating revenues less pass-through expenses increased $97.3 million primarily due to growth in management fees resulting from an increase in AUM and higher performance fees.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q21	2Q20	% Change	2Q21	2Q20	% Change
Pre-tax operating earnings	$47.7	$94.5	(50)%	$241.1	$311.7	(23)%
Combined[8] net revenue (at PFG share)	$214.9	$231.7	(7)%	$858.9	$918.5	(6)%
Pre-tax return on combined net revenue (at PFG share)	22.2%	40.8%		28.1%	33.9%
Assets under management (billions)	$167.1	$143.5	16%

•	Pre-tax operating earnings decreased $46.8 million primarily due to unfavorable impacts from encaje performance compared to favorable impacts in the prior year quarter. In addition, this quarter was pressured by inflation, which was partially offset by favorable variable investment income and favorable foreign currency translation.

•	Combined net revenue (at PFG share) decreased $16.8 million primarily due to unfavorable impacts from encaje performance partially offset by growth in the business.

7 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

8 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q21	2Q20	% Change	2Q21	2Q20	% Change
Pre-tax operating earnings	$61.7	$127.6	(52)%	$197.4	$415.3	(52)%
Premium and fees[9]	$625.3	$590.6	6%	$2,416.220	$2,370.3	2%
Pre-tax return on premium and fees	9.9%	21.6%		8.2%	17.5%
Incurred loss ratio	65.2%	53.4%		66.6%	58.4%

•	Pre-tax operating earnings decreased $65.9 million as growth in the business was more than offset by a higher incurred loss ratio in the current quarter.

•	Premium and fees increased $34.7 million primarily due to growth in the business.

•	Incurred loss ratio increased due to unfavorable COVID-19 related claims in the current quarter as well as lower dental claims due to provider office closures in the prior year quarter.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q21	2Q20	% Change	2Q21	2Q20	% Change
Pre-tax operating earnings (losses)	$64.9	$27.4	137%	$(20.2)	$133.8	(115)%
Premium and fees	$312.5	$284.4	10%	$1,269.2	$1,267.2	0%
Pre-tax return on premium and fees	20.8%	9.6%		(1.6)%	10.6%

•	Pre-tax operating earnings increased $37.5 million primarily due to higher variable investment income and favorable claims.

•	Premium and fees increased $28.1 million primarily due to growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q21	2Q20	% Change	2Q21	2Q20	% Change
Pre-tax operating losses	$(82.7)	$(84.0)	2%	$(327.8)	$(372.9)	12%

•	Pre-tax operating losses decreased $1.3 million.

9 Premium and fees = premiums and other considerations plus fees and other revenues. Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2020, and in the company’s quarterly report on Form 10-Q for the quarter ended Mar. 31, 2021, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Wednesday, Jul. 28, 2021, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 7696420.
•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 7696420. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Aug. 3, 2021.
•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®10

Principal Financial Group® (Nasdaq: PFG) is a global financial company with 17,000 employees11 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 34 million customers11 plan, insure, invest, and retire, while working to improve our planet, support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the World’s Most Ethical Companies12, a member of the Bloomberg Gender Equality Index, and a Top 10 “Best Places to Work in Money Management13.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

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Summary of Principal Financial Group, Inc., and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	6/30/21	6/30/20	6/30/21	6/30/20
Net income attributable to PFG	$361.8	$398.3	$1,587.5	$1,265.2
Net realized capital (gains) losses, as adjusted	105.5	4.4	(52.6)	198.8
Non-GAAP Operating Earnings*	$467.3	$402.7	$1,534.9	$1,464.0
Income taxes	88.9	85.1	290.0	307.2
Non-GAAP Pre-Tax Operating Earnings	$556.2	$487.8	$1,824.9	$1,771.2

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$280.2	$213.9	$1,116.1	$796.2
Principal Global Investors	184.4	108.4	618.3	487.1
Principal International	47.7	94.5	241.1	311.7
U.S. Insurance Solutions	126.6	155.0	177.2	549.1
Corporate	(82.7)	(84.0)	(327.8)	(372.9)
Total Segment Pre-Tax Operating Earnings	$556.2	$487.8	$1,824.9	$1,771.2

	Per Diluted Share
	Three Months Ended,		Six Months Ended,
	6/30/21	6/30/20	6/30/21	6/30/20
Net income	$1.32	$1.45	$3.19	$2.49
Net realized capital (gains) losses, as adjusted	0.39	0.01	0.04	0.12
Adjustment for redeemable noncontrolling interest	(0.01)	0.00	0.00	0.00
Non-GAAP Operating Earnings	$1.70	$1.46	$3.23	$2.61
Weighted-average diluted common shares outstanding (in millions)	275.1	275.6	275.7	276.4

10 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

11 As of December 31, 2020

12 Ethisphere Institute, 2021

13 Pensions & Investments, 2020

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	6/30/21	12/31/20
Total assets (in billions)	$302.2	$296.6
Stockholders’ equity (in millions)	$16,291.5	$16,617.3
Total common equity (in millions)	$16,233.1	$16,558.9
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$13,096.0	$12,862.9
End of period common shares outstanding (in millions)	269.0	273.3
Book value per common share	$60.35	$60.59
Book value per common share excluding AOCI other than foreign currency translation adjustment	$48.68	$47.07

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	6/30/21	12/31/20
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$16,291.5	$16,617.3
Noncontrolling interest	(58.4)	(58.4)
Stockholders’ equity available to common stockholders	16,233.1	16,558.9
Net unrealized capital (gains) losses	(3,585.7)	(4,156.5)
Net unrecognized postretirement benefit obligation	448.6	460.5
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$13,096.0	$12,862.9

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$60.35	$60.59
Net unrealized capital (gains) losses	(13.34)	(15.20)
Net unrecognized postretirement benefit obligation	1.67	1.68
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$48.68	$47.07

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	6/30/21	6/30/20	6/30/21	6/30/20
Income Taxes:
Total GAAP income taxes	$61.0	$82.5	$297.9	$242.8
Net realized capital gains (losses) tax adjustments	25.2	(7.6)	(33.6)	10.2
Income taxes related to equity method investments and noncontrolling interest	2.7	10.2	25.7	54.2
Income taxes	$88.9	$85.1	$290.0	$307.2

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(41.1)	$(27.4)	$308.9	$(29.3)

Recognition of front-end fee revenues	4.0	0.5	(8.3)	17.4
Market value adjustments to fee revenues	-	-	(2.0)	-
Net realized capital gains (losses) related to equity method investments	(0.4)	2.3	(3.9)	(3.3)
Derivative and hedging-related revenue adjustments	(39.4)	(35.1)	(162.0)	(96.2)
Sponsored investment fund adjustments	5.1	3.5	20.0	16.2
Amortization of deferred acquisition costs	(10.7)	82.2	84.4	(75.8)
Capital gains distributed – operating expenses	(32.6)	(6.4)	(109.5)	(11.9)
Amortization of other actuarial balances	(10.2)	7.4	31.5	(49.3)
Market value adjustments of embedded derivatives	2.5	0.4	(31.0)	27.7
Capital gains distributed – cost of interest credited	(0.3)	(9.0)	(21.7)	(4.4)
Net realized capital gains (losses) tax adjustments	25.2	(7.6)	(33.6)	10.2
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(7.6)	(15.2)	(20.2)	(0.1)
Total net realized capital gains (losses) after-tax adjustments	(64.4)	23.0	(256.3)	(169.5)

Net realized capital gains (losses), as adjusted	$(105.5)	$(4.4)	$52.6	$(198.8)

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	6/30/21	6/30/20	6/30/21	6/30/20
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$453.7	$352.9	$1,664.3	$1,551.0
Commissions and other expenses	(39.6)	(36.1)	(154.6)	(169.7)
Operating revenues less pass-through expenses	$414.1	$316.8	$1,509.7	$1,381.3

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$47.7	$94.5	$241.1	$311.7
Combined operating expenses other than pass-through commissions (at PFG share)	167.2	137.2	617.8	606.8
Combined net revenue (at PFG share)	$214.9	$231.7	$858.9	$918.5